Exhibit 99.1

Rigetti Computing Announces Strategic Collaboration Agreement with Quanta Computer to Accelerate Development and Commercialization of Superconducting Quantum Computing

Berkeley, CA, February 27, 2025 (GLOBE NEWSWIRE) -- Rigetti Computing, Inc. (Nasdaq: RGTI) (“Rigetti” or the “Company”), a pioneer in full-stack quantum-classical computing, today announced that it has entered into a strategic collaboration agreement with Quanta Computer Inc., (“Quanta”, TWSE: 2382.TW) a Taiwan-based Global Fortune 500 company and the global leader of computer server manufacturing, to accelerate the development and commercialization of superconducting quantum computing.

The companies have committed to investing more than $100 million each over the next five years, with both sides focusing on their complementary strengths to develop superconducting quantum computing technologies. In addition, Quanta will invest $35 million and purchase shares of Rigetti, subject to regulatory clearance.

The quantum computing industry is poised to experience rapid growth in the next 5 years, with increasing commercial interest and the market expected to reach $1-2 billion/year by 20301. Of the quantum computing modalities, superconducting qubits are proven to have many advantages over ion trap and neutral atoms, including fast gate speeds and well-established manufacturing techniques from the semiconductor industry.

“Quanta’s investment in Rigetti will strengthen our leadership in this flourishing market. Our companies’ complementary strengths -- Rigetti as a pioneer in superconducting quantum technology, with open, modular architecture enabling incorporation of innovative solutions across different parts of the stack easily, and Quanta as the world’s leading notebook/server manufacturer with $43 billion in annual sales -- will help to put us at the forefront of the quantum computing industry,” says Dr. Subodh Kulkarni, Rigetti CEO.

1“Quantum Computing On Track to Create Up to $850 Billion of Economic Value By 2040,” BCG, July 18, 2024

About Rigetti

Rigetti is a pioneer in full-stack quantum computing. The Company has operated quantum computers over the cloud since 2017 and serves global enterprise, government, and research clients through its Rigetti Quantum Cloud Services platform. In 2021, Rigetti began selling on-premises quantum computing systems with qubit counts between 24 and 84 qubits, supporting national laboratories and quantum computing centers. Rigetti’s 9-qubit Novera QPU was introduced in 2023 supporting a broader R&D community with a high-performance, on-premises QPU designed to plug into a customer’s existing cryogenic and control systems. The Company’s proprietary quantum-classical infrastructure provides high-performance integration with public and private clouds for practical quantum computing. Rigetti has developed the industry’s first multi-chip quantum processor for scalable quantum computing systems. The Company designs and manufactures its chips in-house at Fab-1, the industry’s first dedicated and integrated quantum device manufacturing facility. Learn more at https://www.rigetti.com/.

About Quanta Computer

Quanta Computer Inc. is a Fortune Global 500 Company and a leader in worldwide notebook manufacturing, as well as a leading solution provider in cloud computing. Quanta provides innovative products with superior technology in information and communications, consumer electronics, cloud computing, smart home solutions, smart automobile solutions, smart healthcare, and AIoT, etc. Founded in 1988 and listed in TWSE since 1999, Quanta Computer is headquartered in Taiwan with manufacturing and service locations across Asia, Americas, and Europe, etc. FY2024 consolidated revenues for Quanta Computer amounted to US$43 billion with a workforce of approximately 60,000 employees worldwide. For further information, please visit Quanta Computer’s website at www.quantatw.com.

Rigetti Media Contact

press@rigetti.com

Cautionary Language and Forward-Looking Statements

Certain statements in this communication may be considered “forward-looking statements” within the meaning of the federal securities laws, including statements with respect to the Company’s future success and performance, including expectations with respect to timing of the development and commercialization of superconducting quantum computing; the expectation that Rigetti and Quanta will each invest more than $100 million over the next five years; expectations regarding Quanta’s anticipated $35 million investment in the Company through a purchase of the Company’s common stock; anticipated regulatory clearance; expectations regarding the advantages and impact of the strategic collaboration agreement with Quanta Computer on our operations, technology roadmap, milestones, and our position in the industry; anticipated market size of the quantum computing industry over the coming years; and the possibility that superconducting qubits will function better than ion trap and neutral atoms. These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by the Company and its management, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: the Company’s ability to achieve milestones, technological advancements, including with respect to its technology roadmap; the ability of the Company to obtain government contracts successfully and in a timely manner and the availability of government funding; the potential of quantum computing; the success of the Company’s partnerships and collaborations, including the strategic collaboration with Quanta Computer; the Company’s ability to accelerate its development of multiple generations of quantum processors; the outcome of any legal proceedings that may be instituted against the Company or others; the ability to maintain relationships with customers and suppliers and attract and retain management and key employees; costs related to operating as a public company; changes in applicable laws or regulations; the possibility that the Company may be adversely affected by other economic, business, or competitive factors; the Company’s estimates of expenses and profitability; the evolution of the markets in which the Company competes; the ability of the Company to implement its strategic initiatives and expansion plans; the expected use of proceeds from the Company’s past and future financings or other capital; the sufficiency of the Company’s cash resources; unfavorable conditions in the Company’s industry, the global economy or global supply chain, including rising inflation and interest rates, deteriorating international trade relations, political turmoil, natural catastrophes, warfare and terrorist attacks; and other risks and uncertainties set forth in the section entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, and other documents filed by the Company from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company assumes no obligation and does not intend to update or revise these forward-looking statements other than as required by applicable law. The Company does not give any assurance that it will achieve its expectations.